EdR ANNOUNCES FOURTH QUARTER 2013 RESULTS
- Full Year Core FFO per Share Grew 17% -

MEMPHIS, TN, February 18, 2014 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended December 31, 2013.

Company Highlights

•	Core funds from operations (“Core FFO”) increased 25% to $0.20 per share/unit for the fourth quarter and grew 17% to $0.55 per share/unit for the full year;

•	Same-community net operating income (“NOI”) for the quarter was $17.8 million, an increase of 4.2% on a 4.9% increase in revenue partially offset by a 6.0% increase in operating expenses;

•
Preleasing for the 2014-2015 lease term is 550 basis points ahead of last year with the same-community portfolio 45.4% preleased. The same-community portfolio is projected to open the 2014-2015 lease term with an increase in revenue ranging from 3% to 4%, comprised of a 1% to 2% increase in occupancy and an approximate 2% increase in net rate;

•	University of Kentucky ("UK") Board of Trustees approved the 2016 delivery phase of the multi-year UK campus housing revitalization plan, consisting of 1,141 beds for $83.9 million;

•
Recycled capital from the sale and pending sales of $62.9 million of communities with an average distance to campus of 1.9 miles into a $54.0 million acquisition pedestrian to campus at the University of Michigan and a $27.8 million joint venture investment in a community adjacent to the University of Georgia;

•	In January 2014, entered into a $187.5 million term loan with five- and seven-year tranches at an effective fixed interest rate of 3.6%; and

•	2014 full year Core FFO guidance range of $0.62 to $0.68 per share/unit, which represents an 18% increase, at the midpoint, over 2013.

"Our company and the student housing business are performing well as evidenced by the strong results for the 2013 leasing cycle and our positive preleasing velocity for 2014," stated Randy Churchey, EdR's president and chief executive officer. "Prospectively, our focus remains on completing our $433 million of active 2014 and 2015 developments and presale opportunities and closing the pending asset dispositions while maintaining a well-capitalized balance sheet. These external growth opportunities will increase our gross assets by 17%, which when combined with our strong same-community revenue growth, will provide meaningful growth in shareholder value."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $1.6 million, or $0.01, per diluted share, compared to net income of $4.8 million, or $0.04, per diluted share, for the prior year. Excluding a non-cash impairment loss of $5.0 million, net income would have increased $1.8 million to $6.6 million as a result of an $8.2 million growth in NOI from same and new communities offset by a $4.1 million increase in depreciation and a $1.6 million increase in interest expense.

Core Funds From Operations

Core FFO for the quarter was $23.5 million, as compared to $18.1 million in the prior year, an increase of 29.7%. The improvement in Core FFO mainly reflects an increase in operating profits from new communities offset by higher interest expense in 2013. Core FFO per share/unit for the quarter increased 25.0% to $0.20.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $17.8 million for the quarter, an increase of 4.2%, or $0.7 million, from the prior year. Same-community revenue was up 4.9% as compared to the prior year with a 2.7% increase in rental rates and a 2.5% improvement in occupancy offset by a 0.3% decline from other income. Same-community operating expenses increased 6.0%, or $0.7 million for the quarter, driven mainly by higher real estate taxes as a result of new tax bills and assessments received in the quarter. Excluding the increase in real estate taxes, same-community operating expenses increased 3.7%.

2014-2015 Preleasing

The same-community portfolio is currently 550 basis points ahead of prior year with 45.4% of the beds preleased for the fall. Based on current leasing velocity and market conditions, the same-community portfolio is projected to open the 2014-2015 lease term with an increase in revenue ranging from 3% to 4%, comprised of a 1% to 2% increase in occupancy and an approximate 2% increase in average net rate net rental rates.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky ("UK") Campus Housing Revitalization Plan

Construction on the next phase of the UK campus housing revitalization plan, which includes five buildings with 2,381 beds at a total project cost of $138.0 million, is proceeding as planned for a summer 2014 opening. Although the university's assignment process does not occur until May, all 2,982 beds, which include the 601 beds delivered in 2013, are 117% applied for this fall.

Construction of the 2015 deliveries is also underway and proceeding as planned. This phase includes 1,610 beds and is projected to cost $101.2 million.

With the overwhelming acceptance of the initial phases of the revitalization plan, the University of Kentucky Board of Trustees recently approved the 2016 deliveries, which include 1,141 beds for a total cost of $83.9 million. To date under this long-term relationship with UK, a total of 5,733 beds in live learn communities have been approved with a total cost of almost $350 million.

Investment Activity

Construction is on schedule for the 2014 development projects at the Universities of Colorado, Connecticut, Minnesota and at Duke University, with leasing well underway.

In December, the Company completed the acquisition of The Varsity, a 415-bed community pedestrian to the University of Michigan, for $54.0 million, including the assumption of $32.4 million of construction debt. This acquisition had been in process since early last spring as discussed in the third quarter.

This month, we commenced construction on a mixed use development adjacent to the University of Georgia campus that includes 292 beds and 43,000 square feet of retail space, for a total cost of $55.6 million. This development, which will open in summer 2015, is EdR's second project with Schenk Realty Group. EdR will be 50% owners and manage the construction and operation of the community.
As part of the continual review and assessment of the Company's portfolio, we are recycling $62.9 million of capital through the sale of three lower-growth communities with an average distance to campus of 1.9 miles. This includes the December 2013 sale of the Pointe at Western, a community 2.3 miles from the Western Michigan University campus, for $21.0 million and the pending sales of The Reserve on West 31st at the University of Kansas and College Station at West Lafayette at Purdue University. The two pending sales are an average of 1.7 miles from their respective campuses and are under contract with nonrefundable deposits for a combined sales price of $41.9 million. Both pending sales are expected to close by the end of the first quarter.

"We added two stellar investments at the University of Georgia and the University of Michigan while matching funding with closed and pending asset dispositions," stated Tom Trubiana, EdR's executive vice president and chief investment officer. "We plan to pursue additional development opportunities on a leverage neutral basis. Given our elevated cost of capital it is not accretive or beneficial to our shareholders for us to issue equity or increase our leverage to make any additional net acquisitions at this time."

Capital Structure

At December 31, 2013, the Company had cash and cash equivalents totaling $22.1 million and availability on its unsecured revolving credit facility of $143.1 million. The Company's debt to gross assets was 42.8%, its net debt to EBITDA - adjusted was 6.3x, and its interest coverage ratio was 4.6x.

In January 2014, the Company entered into a $187.5 million unsecured term loan, consisting of a $122.5 million, 7-year tranche and a $65.0 million, 5-year tranche. The Company used the proceeds to repay a portion of the outstanding balance under its Revolving Credit Facility. Simultaneously, the Company entered into interest rate swaps covering the total amount of the term loan and effectively locking in a weighted average fixed rate of 3.6%. Combined, these transactions have extended and more effectively staggered the maturities of the Company’s outstanding debt and reduced the Company’s variable rate debt as a percentage of total indebtedness from approximately 71% to 47%.

Earnings Guidance and Outlook

Based upon the Company's current estimates, Core FFO per share/unit is expected to be in the range of $0.62 to $0.68 for the year ending December 31, 2014, which represents a 13% to 24% increase over 2013. This guidance range is wider than normal due to possible fees related to the participating project at Johns Hopkins as discussed below. The following assumptions were made by management in determining this guidance range:

•
Full year same-community NOI increase of 4% to 5% on a 3% to 5% growth in revenue and a 3% to 4% increase in operating expenses. Total revenue growth on existing leases through the summer and for the new fall lease term are in the same range;

•	New community NOI will achieve or slightly exceed our initial underwriting;

•	NOI of $10.0 million to $10.5 million from our 2014 company-owned development deliveries and presale transaction at Florida International University, excluding pre-opening and ground lease expenses;

•	Third-party development fees of $1.8 million, which represents current active construction projections in process for 2014;

•
Guarantee fee related to the participating project at Johns Hopkins University of $3.0 million. This fee is contingent on the successful refinancing of the community by the third-party owner. The impact of this transaction on Core FFO, if it occurs, will be $1.7 million, which is net of a reduction in interest income on the second mortgage that is currently elsewhere in our guidance;

•	Third-party management fees from existing contracts of approximately $3.7 million;

•
General and administrative expense, including development and management services is expected to increase 16% to $16.5 million. This growth is driven by increases in the size of our portfolio of 21% in 2013 and 17% (projected) in 2014 and is mainly driven by higher payroll costs. This estimate does not include acquisition or development pursuit cost as our guidance does not include these types of transactions;

•	Ground lease expense is expected to be $9.1 million, which includes $4.8 million of straight-lined ground rent that will be excluded from Core FFO;

•	Preopening expenses related to development deliveries of approximately $1.0 million;

•
Interest expense is expected to be between $25.0 million and $26.0 million, net of capitalized interest of $4.0 million to $4.5 million. This includes approximately $3.4 million of additional interest costs related to the term loan entered into in January 2014; and

•	Full year weighted average shares/units of 116.0 million.
Please note, our 2014 guidance includes a negative $0.04 per share impact related to the three dispositions discussed in the Investment Activity section. However, this guidance does not include the impact of any new unannounced: third-party development or management contracts, acquisitions including pre-sale agreements or purchase options, dispositions, ONE PlanSM developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, February 18, 2014.  The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations website at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Tuesday, February 18, 2014 through midnight Eastern Time on Tuesday, March 4, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13574639.  The archive of the webcast will be available on the company's website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 71 communities in 24 states with nearly 40,000 beds within more than 13,700 units. For more information, please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
(203) 682-8211
bcohen@icrinc.com

Randy Brown
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Collegiate housing properties, net	$1,388,885	$1,061,002
Assets under development	116,787	159,264
Cash and cash equivalents	22,073	17,039
Restricted cash	12,253	6,410
Other assets	70,567	80,972

Total assets	$1,610,565	$1,324,687

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$422,681	$398,846
Unsecured revolving credit facility	356,900	79,000
Accounts payable and accrued expenses	67,646	57,123
Deferred revenue	23,498	17,964
Total liabilities	870,725	552,933

Commitments and contingencies	—	—

Redeemable noncontrolling interests	8,744	8,944

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 114,740,155 and 113,062,452 shares issued and outstanding as of December 31, 2013 and 2012, respectively	1,148	1,131

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	813,540	849,878
Accumulated deficit	(88,964)	(93,287)
Total EdR stockholders’ equity	725,724	757,722
Noncontrolling interests	5,372	5,088
Total equity	731,096	762,810

Total liabilities and equity	$1,610,565	$1,324,687

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,
	2013	2012
Revenues:
Collegiate housing leasing revenue	$51,139	$37,695
Third-party development services	999	330
Third-party management services	987	995
Operating expense reimbursements	2,073	2,179
Total revenues	55,198	41,199

Operating expenses:
Collegiate housing leasing operations	20,574	15,359
Development and management services	1,253	1,510
General and administrative	1,737	1,512
Development pursuit and acquisition costs	248	496
Depreciation and amortization	14,551	10,415
Ground leases	1,991	1,680
Reimbursable operating expenses	2,073	2,179
Total operating expenses	42,427	33,151

Operating income	12,771	8,048

Nonoperating expenses:
Interest expense	5,049	3,449
Amortization of deferred financing costs	490	304
Interest income	(75)	(131)
Total nonoperating expenses	5,464	3,622

Income before equity in earnings (losses) of unconsolidated entities, income taxes and discontinued operations	7,307	4,426

Equity in earnings (losses) of unconsolidated entities	(101)	(23)
Income before income taxes and discontinued operations	7,206	4,403
Less: Income tax expense	471	233
Income from continuing operations	6,735	4,170
Income (loss) from discontinued operations	(4,790)	807
Net income	1,945	4,977

Less: Net income attributable to the noncontrolling interests	302	189
Net income attributable to EdR common shareholders	$1,643	$4,788

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted:	$0.01	$0.04

Weighted average share of common stock outstanding – basic	114,819	113,027

Weighted average share of common stock outstanding – diluted	115,856	114,086

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Year ended December 31,
	2013	2012
Revenues:
Collegiate housing leasing revenue	$167,476	$124,087
Third-party development services	2,989	820
Third-party management services	3,697	3,446
Operating expense reimbursements	10,214	9,593
Total revenues	184,376	137,946

Operating expenses:
Collegiate housing leasing operations	79,957	59,524
Development and management services	6,477	6,266
General and administrative	7,081	6,805
Development pursuit and acquisition costs	597	1,105
Depreciation and amortization	48,098	33,240
Ground leases	7,622	6,395
Reimbursable operating expenses	10,214	9,593
Total operating expenses	160,046	122,928

Operating income	24,330	15,018

Nonoperating expenses:
Interest expense	17,526	14,390
Amortization of deferred financing costs	1,758	1,215
Interest income	(447)	(283)
Total nonoperating expenses	18,837	15,322

Earnings (loss) before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	5,493	(304)

Equity in earnings (losses) of unconsolidated entities	(203)	(363)
Income (loss) before income taxes and discontinued operations	5,290	(667)
Less: Income tax expense (benefit)	203	(884)
Income from continuing operations	5,087	217
Income (loss) from discontinued operations	(456)	8,420
Net income	4,631	8,637

Less: Net income attributable to the noncontrolling interests	308	216
Net income attributable to EdR common shareholders	$4,323	$8,421

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted:	$0.04	$0.08

Weighted average share of common stock outstanding – basic	114,432	101,244

Weighted average share of common stock outstanding – diluted	115,470	102,317

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Net income attributable to EdR	$1,643	$4,788	$4,323	$8,421

Gain on sale of collegiate housing assets (1)	(18)	(69)	(3,913)	(5,496)
Impairment losses (1)	5,001	—	5,001	—
Real estate related depreciation and amortization	14,737	11,038	49,316	37,237
Equity portion of real estate depreciation and amortization on equity investees	52	47	196	225
Equity portion of loss on sale of student housing property on equity investees	—	—	—	88
Noncontrolling interests	250	168	249	305
FFO	$21,665	$15,972	$55,172	$40,780

FFO adjustments:
Acquisition costs	113	501	393	1,110
Straight-line adjustment for ground leases (2)	1,230	1,156	5,255	4,364
FFO adjustments	1,343	1,657	5,648	5,474

FFO on Participating Developments: (3)
Interest on loan to Participating Development	460	460	1,825	1,830
Development fees on Participating Development, net of costs and tax	—	—	454	91
FFO on Participating Developments	460	460	2,279	1921

Core FFO	$23,468	$18,089	$63,099	$48,175

FFO per weighted average share/unit (4)	$0.19	$0.14	$0.48	$0.40

Core FFO per weighted average share/unit (4)	$0.20	$0.16	$0.55	$0.47

Weighted average shares/units (4)	115,856	114,086	115,470	102,317

(1) All of or a portion of these amounts may be included in discontinued operations and may not be visible on the face of our statement of operations on page 3. The impairment recorded during in 2013 relates to the disposition of the Pointe at Western serving Western Michigan University.

(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2014 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except share and per share data)
(Unaudited)

	Year ending December 31, 2014
	Low End	High End

Net income attributable to EdR (4)	$20,475	$35,880

Gain on sale, net of impairment of collegiate housing assets (1)	(9,276)	(9,276)
Real estate related depreciation and amortization	53,316	53,316
Equity portion of real estate depreciation and amortization on equity investees	198	198
Noncontrolling interests	508	384
FFO	$65,221	$80,502
FFO adjustments:
Loss on extinguishment of debt	356	356
Straight-line adjustment for ground leases (2)	4,836	4,836
FFO adjustments	5,192	5,192

FFO on Participating Developments: (3)
Interest on loan to Participating Development (4)	1,825	(5,582)
Development fees on Participating Development, net of costs and tax (4)	—	(1,560)
FFO on Participating Developments	1,825	(7,142)

Core FFO	$72,238	$78,552

FFO per weighted average share/unit (5)	$0.56	$0.69

Core FFO per weighted average share/unit (5)	$0.62	$0.68

Weighted average shares/units (5)	115,996	115,996

Notes:
(1) Represents a the net gain that is anticipated to be recognized on the two communities, The Reserve at West 31st and College Station at West Lafayette, that are under contracts with nonrefundable deposits to be sold by the end of the first quarter of 2014.

(2) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(4) The high end of our guidance range includes repayment of the loan EdR previously made to the participating development. Upon refinancing, the Company would no longer have a financial interest in the third-party development, which would no longer qualify as a participating development. This would trigger all previously deferred fees as discussed in note (3) above to be recognized into GAAP net income. As a result the high end of the range has $10.6 million of additional net income, which includes a $3.0 guarantee fee, $5.6 million of previously deferred interest income, $1.6 million of previously deferred development fees, net of costs and $0.4 million of interest income through March 2014, that would have been deferred. The deductions to FFO for participating developments for the high end represent elimination of the previously deferred interest and development fees of $5.6 million and $1.6 million, respectively as they were previously recognized as added back and included in Core FFO in prior years.

(5) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three months and year ended December 31, 2013 and 2012 (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Operating income	$12,771	$8,048	$24,330	$15,018
Less: Third-party development services revenue	999	330	2,989	820
Less: Third-party management services revenue	987	995	3,697	3,446
Plus: General and administrative expenses	3,238	3,518	14,155	14,176
Plus: Ground leases	1,991	1,680	7,622	6,395
Plus: Depreciation and amortization	14,551	10,415	48,098	33,240
NOI	$30,565	$22,336	$87,519	$64,563

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the years ended December 31, 2013 and 2012 (in thousands):

	Year ended December 31,
	2013	2012
Net income attributable to common shareholders	$4,323	$8,421
Straight line adjustment for ground leases	5,255	4,364
Acquisition costs	393	1,110
Depreciation and amortization	48,098	33,240
Depreciation and amortization - discontinued operations	1,767	4,634
Loss on impairment of collegiate housing assets	5,001	88
Gain on sale of collegiate housing assets - discontinued operations	(3,913)	(5,496)
Interest expense, net	17,526	14,390
Other nonoperating expense	1,311	932
Income tax expense (benefit)	203	(884)
Noncontrolling interests	308	216
Adjusted EBITDA	$80,272	$61,015
Annualize acquisitions/developments (1)	17,880	19,024
Pro Forma Adjusted EBITDA	$98,152	$80,039

(1) Proforma adjustment to reflect all acquisitions and development deliveries as if such transactions had occurred on the first day of the period presented.